UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 2, 2010 (June 28, 2010)

CHINA YONGXIN PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26293	20-1661391
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

927 Canada Court
City of Industry, California 91748
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code:  (626) 581-9098

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 28, 2010, the board of directors and stockholders of China Yongxin Pharmaceuticals Inc. (the “Company”) adopted the China Yongxin Pharmaceuticals Inc. 2010 Equity Incentive Plan (the “Plan”). The purpose of the Plan is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in the Company’s development and financial success. Under the Plan, the Company is authorized to issue up to 250,000 shares of common stock as awards over the term of the Plan, subject to adjustmentto reflect stock splits, reorganizations and other changes in corporate structure affecting the common stock. . Under the Plan, the Company is authorized to issue incentive stock options intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted stock and other stock or cash awards to eligible directors, officers and employees of, and consultants and advisors to, the Company or subsidiary of the Company. The Plan is initially administered by the Company’s board of directors (the “Board”). The Board determines which employees, directors, officers, consultants and advisors will participate in the Plan, as well as the terms of award grants.

Stock options granted under the Plan may not be exercisable more than 10 years after the date such option is granted. Awards under the Plan may be conditioned on continued employment or the passage of time. Vesting requirements are determined by the Board, provided, however, that stock options shall vest and become exercisable as to one-twelfth (1/12th) of the total number of shares subject to the option every three months following the date of grant.

The Plan provides that in the event of the Company’s change in control, each outstanding award will be assumed or an equivalent option or right will be substituted by the successor corporation or a parent of subsidiary of the successor corporation”).  In the event that the successor corporation refuses to assume or substitute for an award granted under the Plan, all options will fully vest and become exercisable and all restrictions on restricted stock will lapse.  In addition, if an option right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Board or committee will notify the participant in writing or electronically that the option will be fully vested and exercisable for the term of the option, and the option will terminate upon the expiration of such period.

The Plan provides that in the event a participant in the Plan terminates service with the Company for any reason other than death, disability, normal or early retirement or good reason, any options which have become exercisable prior to the time of termination will remain exercisable for the lesser of 90 days from the date of termination or the balance of the option’s term, whichever period is shorter.  If termination was caused by death, any options which have become exercisable prior to the time of termination will remain exercisable for 12 months from the date of termination or until the expiration of the term of the option, whichever period is shorter. If termination was caused by disability, any options which have become exercisable prior to the time of termination will remain exercisable for 90 days from the date of termination, provided, however, that, if the optionee dies within such ninety (90) day period, any unexercised option will remain exercisable for 12 months from the date of termination, or for the term of the option, whichever period is shorter. In no event may a participant exercise the option after the expiration date of the option.

The foregoing summary description of the Plan is qualified in its entirety by reference to the actual terms of the Plan, the form Incentive Stock Option Agreement, form NonQualified Stock Option Agreement and form Restricted Stock Agreement, which are attached hereto as Exhibits 10.1, 10.2, 10.3 and 10.4.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth in Item 1.01 of this Current Report on Form 8-K (“Form 8-K”) that relates to the China Yongxin Pharmaceuticals Inc. 2010 Equity Incentive Plan is incorporated by reference into this Item 5.02.

Item 9.01                    Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

10.1 10.2 10.3 10.4	2010 Equity Incentive Plan Form of Incentive Stock Option Agreement Form of NonQualified Stock Option Agreement Form of Restricted Stock Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2010	CHINA YONGXIN PHARMACEUTICALS INC. (Registrant)

	By:	/s/ Yongxin Liu
Yongxin Liu Chief Executive Officer